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                                                                    Exhibit 23.1




















                          INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
CB Bancshares, Inc.:


We consent to incorporation by reference in the Registration Statements No. 333-81279 and No. 333-64437 on Form S-8 of CB Bancshares, Inc. of our report dated January 21, 2003 with respect to the consolidated balance sheets of CB Bancshares, Inc. and subsidiaries as of December 31, 2002 and 2000, and the related consolidated statements of income, changes in stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the 2002 Annual Report on Form 10-K of CB Bancshares, Inc.

KPMG LLP









Honolulu, Hawaii
March 12, 2003